Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-231212 of Centene Corporation of our reports dated February 12, 2019, relating to the consolidated financial statements and financial statement schedule of WellCare Health Plans, Inc. and subsidiaries, and the effectiveness of WellCare Health Plans, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte and Touche LLP

Tampa, Florida
May 23, 2019